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Exhibit 10(gg)







                                February 10, 1999



William P. Tew, Ph.D
c/o Chesapeake Biological Laboratories, Inc.
1111 South Paca Street
Baltimore, Maryland   21230

Dear Bill:

                  As you know, Chesapeake Biological Laboratories, Inc. (the "Corporation") and you entered into a letter agreement dated as of December 22, 1998, amending certain provisions of your then existing employment arrangement with the Corporation, in an effort to better position the Corporation for future growth. Since that date, however, further discussions have ensued, and it has been determined that the December 22, 1998 letter agreement did not fully reflect the intentions of the parties and that certain additional modifications to the employment arrangement by and between you and the Corporation are warranted. Accordingly, the purpose of this letter is to set forth all of the changes to your employment arrangement which have recently been agreed upon, including those changes which were intended or embodied in the letter agreement dated December 22, 1998 and the changes which have been discussed and agreed to in principle since that date. These changes, modifications and agreements are as follows:

                  1. Effective January 1, 1999, the Employment Agreement dated July 1, 1995, by and between you and the Corporation, as amended by a letter agreement dated November 21, 1996 (the "Employment Agreement"), shall be deemed to be further amended as follows (all capitalized terms used herein and not otherwise specifically defined shall have the meanings ascribed thereto in the Employment Agreement):

                     (i) Paragraph 4 of the Employment Agreement is amended and restated as follows:

                  At all times during the Employment Term, the Corporation agrees to engage the Employee as Chairman of the Board of Directors of the Corporation and the Employee agrees to perform such services as are customarily rendered by chairmen of the board of directors of publicly held companies comparable to the Corporation and which consider the position of Chairman of the Board as an officer position. In addition, the Employee will perform such other executive services for the Corporation as shall from time to time be reasonably assigned to him by the Board of Directors of the Corporation, consistent with the terms of this Agreement and the stature and position of the Employee. Both the Employee and the Corporation


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William P. Tew, Ph.D
February 10, 1999
Page 18


                  acknowledge that the ability of the Employee to serve as Chairman of the Board of the Corporation is conditioned upon the Employee serving as a member of the Board of Directors of the Corporation; accordingly, at all times during the Employment Term, the Corporation, through its Board of Directors, agrees to nominate the Employee as a member of the Board of Directors of the Corporation, and provided the Employee shall remain a member of the Board of Directors of the Corporation, at all times during the Employment Term the Board of Directors of the Corporation shall designate the Employee as Chairman of the Board of Directors of the Corporation. The failure of the stockholders of the Corporation to elect the Employee as a director of the Corporation when nominated from time to time during the Employment Term (and assuming that the Employee agrees to serve if so elected) will be deemed a material diminution in the title or scope of the Employee's responsibilities within the meaning of Paragraph 1(a)(iii) of this Agreement.

                           (ii) Paragraph 3 of the Employment Agreement shall
be amended such that the Renewal Term in effect as of the date hereof shall continue from the date hereof until December 31, 1999, whereupon the Employment Term shall be automatically extended for an indefinite number of successive one (1) year Renewal Terms (in lieu of three (3) year Renewal Terms as currently provided in the Employment Agreement) thereafter, unless and until, not less than one hundred eighty (180) days prior to the last day of the Renewal Term ending December 31, 1999 or any successive Renewal Term then in effect, the Corporation shall have delivered to you, or you shall have delivered to the Corporation, written notice that the term of your employment under the Employment Agreement will not be so extended.

                           (iii) Your Base Salary, as provided for under
Paragraph 5 of the Employment Agreement shall be changed from $170,000 per year as currently in effect, to $125,000 per year. All other terms currently existing under Paragraph 5 of the Employment Agreement, including those regarding the manner in which the Base Salary is to be paid, shall continue to apply.

                           (iv) The reference to "the number two (2)" in
clause (ii) of Paragraph 12(d)(x) of the Employment Agreement shall be amended to read "the number one (1)" in lieu of "the number two (2)", such that any severance payment becoming due to you under paragraph 12(d)(x) of the Employment Agreement will be reduced by one-half of the amount which would have been payable prior to this amendment.

                           (v) The definition of "Change in Control of the
Corporation" as set forth in subparagraph (d) of Paragraph 1 of the Agreement shall be modified to include, in addition to the events otherwise described therein as constituting the occurrence of a change in control of the Corporation, a merger, sale of substantially all of the assets of the Corporation, share exchange, consolidation or other business combination (as defined in the Maryland General Corporation Law) of the Corporation and any other person, entity or group of persons or entities acting in concert, as a result of which the Corporation's common stock becomes exchangeable for other securities or property or cash.

                  2. In consideration for your agreement to the modifications to your Employment Agreement


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William P. Tew, Ph.D
February 10, 1999
Page 19


as described herein above, the Corporation agrees to pay you the sum of $170,000, and to grant to you options under the Corporation's Fourth Incentive Stock Option Plan, on the following terms and conditions:

                           (i) The sum of $50,000 will be paid to you on January
4, 1999, without condition; and the Company agrees to pay you an additional $120,000, in two equal installments of $60,000 each, payable on the fifteenth day of the first calendar month and the fifteenth day of the second calendar month, respectively, following the fiscal quarter of the Corporation during which a Qualifying Event (as defined below) occurs.

                           For purposes hereof, a "Qualifying Event" shall
mean the first to occur of either (a) receipt by the Corporation at any time or from time to time hereafter of one or more equity investments or loans of new money (but not refinancing of existing loans) or any other infusion of capital, whether through the sale of common or preferred stock of the Corporation or otherwise, in an amount equal to or exceeding, in the aggregate, $3,000,000 or (b) in any fiscal quarter of the Corporation, the Corporation shall have gross revenues which exceed $3,200,000; or (c) there shall occur any Change in Control of the Corporation, as such term is defined in the Employment Agreement.

                           It is expressly acknowledged that your right to
receive payment of the sums which will become due and owing to you upon the occurrence of the Qualifying Event shall not be conditioned upon your continued employment or any other continuing relationship with the Corporation, but shall be an obligation of the Corporation to you independent of your continuing status as an employee, officer or director.

                           (ii) In addition, the Corporation agrees to grant
to you an incentive stock option under the Corporation's Fourth Incentive Stock Option Plan, pursuant to which you will be entitled to purchase up to 125,000 shares of the Corporation's Class A Common Stock at an exercise price equal to the closing "ask" price as quoted on the NASDAQ National Market on the date hereof. The option will be evidenced by an option agreement typical for options of this type, and will provide that the option shall be for a term of ten (10) years and exercisable in whole or in part at any time and from time to time during the term thereof.

                  3. It is understood and agreed that, notwithstanding the date hereof, it is the intention of you and the intention of the Corporation that the agreements set forth herein be effective as of December 22, 1998. In addition, it is understood and agreed that this letter shall supercede in its entirety the letter agreement previously executed and delivered by and between you and the Corporation, dated December 22, 1998.

                  Provided that the terms set forth above are acceptable to you, we ask that you execute the enclosed counterpart of this letter, and that you return one fully executed counterpart to me, whereupon this letter


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William P. Tew, Ph.D
February 10, 1999
Page 20


will constitute a legally binding agreement between you and the Corporation, and the provisions set forth in Paragraph 1 above will constitute an amendment to your Employment Agreement. As noted above, this letter agreement will supercede in its entirety the letter agreement dated as of December 22, 1998.

                                     Very truly yours,

                                     Chesapeake Biological Laboratories, Inc.



                                     By:   /s/ ROBERT J. MELLO
                                        ----------------------------------------
                                        Robert J. Mello
                                        Vice President


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William P. Tew, Ph.D
February 10, 1999
Page 21

        The foregoing terms and conditions are hereby accepted and agreed to by the undersigned on this 10th day of February, 1999, with an effective date as of December 22, 1998, as hereinabove provided.




                                         By: /s/ WILLIAM P. TEW, PH.D.
                                            ------------------------------------
                                             William P. Tew, Ph.D.




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